News Release

For Immediate Release:	For More Information,
November 22, 2011	Contact: Jerry L. Ocheltree
910-576-6171

First Bancorp Announces Cash Dividend
and Warrant Repurchase

TROY, N.C. – The Board of Directors of First Bancorp (NASDAQ - FBNC), the parent company of First Bank, has declared a cash dividend on its common stock of $0.08 per share payable January 25, 2012 to shareholders of record as of December 31, 2011.  The $0.08 per share dividend rate is the same as the rate declared in the comparable period of 2010.

First Bancorp also reports that on November 23, 2011, the company expects to repurchase and retire the stock warrant that was originally issued to the U.S. Treasury on January 9, 2009.  The warrant is for 616,308 shares of common stock at an exercise price of $15.82, with an expiration date of January 9, 2019.  The warrant is being repurchased from the U.S. Treasury for $924,462.  The purchase price represents the amount that First Bancorp bid in an auction for the warrant that took place on November 17, 2011.

First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $3.3 billion.  Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 97 branches, with 82 branches operating in North Carolina, 9 branches in South Carolina (Cheraw, Dillon, Florence, Latta, Jefferson, and Little River), and 6 branches in Virginia (Abingdon, Christiansburg, Dublin, Fort Chiswell, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has a loan production office in Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events.  Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.  For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K.

 Please visit our website at www.FirstBancorp.com.